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                                                                    EXHIBIT 99.1

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 19, 2000

                                  BY AND AMONG

                             SII ACQUISITION, INC.,

                             SHAW INDUSTRIES, INC.

                                      AND

                            BERKSHIRE HATHAWAY INC.

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                               TABLE OF CONTENTS

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ARTICLE 1  THE MERGER; CLOSING..............................   6
  1.1  The Merger...........................................   6
  1.2  Closing..............................................   6
ARTICLE 2  EFFECTS OF THE MERGER............................   6
  2.1  Effects of the Merger................................   6
  2.2  Articles of Incorporation; Bylaws....................   6
  2.3  Directors............................................   6
  2.4  Officers.............................................   6
ARTICLE 3  EFFECT OF THE MERGER ON SECURITIES OF THE COMPANY
  AND MERGER SUB............................................   7
  3.1  Merger Sub Stock.....................................   7
  3.2  Effect on the Common Stock...........................   7
     (a) Cancellation of Treasury Stock and Merger Sub-Owned
      Common Stock..........................................   7
     (b) Conversion of the Common Stock.....................   7
     (c) Cancellation and Retirement of the Common Stock....   7
     (d) Stock Option Plans.................................   7
  3.3  Exchange of Certificates.............................   7
     (a) Exchange Agent.....................................   7
     (b) Exchange Procedures................................   8
     (c) No Further Ownership Rights in Common Stock........   8
     (d) Termination of Exchange Fund.......................   8
     (e) No Liability.......................................   8
     (f) Investment of Exchange Fund........................   9
     (g) Lost Certificates..................................   9
  3.4  Dissenting Shares....................................   9
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....   9
  4.1  Corporate Organization...............................   9
  4.2  Capitalization.......................................  10
  4.3  Authority............................................  10
  4.4  Consents and Approvals; No Violations................  11
  4.5  SEC Documents; Undisclosed Liabilities...............  11
  4.6  Broker's Fees........................................  12
  4.7  Absence of Certain Changes or Events.................  12
  4.8  Legal Proceedings....................................  12
  4.9  Compliance with Applicable Law.......................  12
  4.10 Company Information..................................  13
  4.11 Opinion of Financial Advisor.........................  13
  4.12 Employee Matters.....................................  13
  4.13 Environmental Matters................................  13
  4.14 Takeover Statutes....................................  14
  4.15 Rights Agreement.....................................  14
  4.16 Properties...........................................  14
  4.17 Tax Returns and Tax Payments.........................  15
  4.18 Intellectual Property................................  15
  4.19 Board and Special Committee Recommendations..........  15
  4.20 Required Vote........................................  16
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ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND
  INVESTOR..................................................  16
  5.1  Corporate Organization...............................  16
  5.2  Authority............................................  16
  5.3  Consents and Approvals; No Violation.................  16
  5.4  Broker's Fees........................................  17
  5.5  Merger Sub's Operation...............................  17
  5.6  Merger Sub and Investor Information..................  17
  5.7  Financing............................................  17
  5.8  Capitalization of Merger Sub.........................  17
  5.9  Stock Ownership......................................  17
ARTICLE 6  COVENANTS........................................  17
  6.1  Conduct of Businesses Prior to the Effective Time....  17
ARTICLE 7  ADDITIONAL AGREEMENTS............................  19
  7.1  Preparation of the Proxy Statement; Stockholder
     Meeting................................................  19
  7.2  Indemnification......................................  19
  7.3  Expenses.............................................  21
  7.4  No Solicitation......................................  21
  7.5  Publicity............................................  23
  7.6  Notification of Certain Matters......................  23
  7.7  Contribution Agreement...............................  23
  7.8  Access to Information................................  23
  7.9  Further Assurances...................................  24
  7.10 Additional Agreements................................  24
  7.11 Takeover Statutes....................................  24
  7.12 Employee Benefits....................................  24
ARTICLE 8  CONDITIONS PRECEDENT.............................  25
  8.1  Conditions to Each Party's Obligation To Effect the
     Merger.................................................  25
     (a) Company Stockholder Approval.......................  25
     (b) HSR Act............................................  25
     (c) No Injunctions or Restraints.......................  25
     (d) Foreign Government Consents........................  25
  8.2  Conditions to Obligation of Merger Sub...............  25
     (a) Representations and Warranties.....................  25
     (b) Performance of Obligations of the Company..........  25
     (c) Consents, etc. ....................................  25
     (d) Dissenters' Rights.................................  25
     (e) Legal Opinion......................................  25
     (f) Contribution Agreement.............................  25
  8.3  Conditions to Obligation of the Company..............  26
     (a) Representations and Warranties.....................  26
     (b) Performance of Obligations of Merger Sub and
      Investor..............................................  26
     (c) Legal Opinion......................................  26
ARTICLE 9  TERMINATION, AMENDMENT AND WAIVER................  26
  9.1  Termination..........................................  26
  9.2  Effect of Termination................................  27
  9.3  Amendment............................................  27
  9.4  Extension; Waiver....................................  27
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ARTICLE 10  GENERAL PROVISIONS..............................  27
  10.1  Nonsurvival of Representations and Warranties.......  27
  10.2  Notices.............................................  27
  10.3  Definitions.........................................  29
  10.4  Interpretation......................................  29
  10.5  Counterparts........................................  29
  10.6  Entire Agreement; No Third-Party Beneficiaries......  29
  10.7  Governing Law.......................................  29
  10.8  Assignment..........................................  29
  10.9  Enforcement.........................................  29
  10.10 Severability........................................  29
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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of October 19, 2000 by and between Berkshire Hathaway Inc., a Delaware corporation ("Investor"), SII Acquisition, Inc., a Georgia corporation and, at the time of execution of this Agreement, a wholly owned direct subsidiary of Investor ("Merger Sub") and Shaw Industries, Inc., a Georgia corporation (the "Company").

                                    RECITALS

     WHEREAS, each of the Board of Directors of the Company and the Special Committee (as defined in Section 4.19) has determined that it is in the best interests of the Company and its stockholders for the Company to merge with Merger Sub pursuant to the terms and conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has heretofore taken the actions referred to in Section 4.14 relating to the Takeover Statutes (as defined in Section 4.14) and the actions referred to in Section 4.15 relating to the Company Rights Agreement (as defined in Section 4.15);

     WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved, and deems it advisable, that Merger Sub merge with and into the Company, with the result that each holder of a share of Common Stock, no par value per share, of the Company (the "Common Stock"), together with the associated rights (the "Rights") under the Company Rights Agreement (as defined in Section 4.15) (throughout this Agreement, each reference to a share of Common Stock referring to such share of Common Stock together with the associated Rights), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.1(b)) will be entitled to receive a cash payment in exchange for such share, upon the terms and subject to the conditions set forth herein (except for shares of Common Stock owned by the Company or any subsidiary of the Company or by Merger Sub, which, as provided in Section 3.2(a), shall be cancelled without any such payment);

     WHEREAS, the Merger and this Agreement require the approval thereof by a majority of the votes entitled to be cast thereon by holders of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class (the "Company Stockholder Approval");

     WHEREAS, the Board of Directors of the Company recommends approval and adoption of the Merger and this Agreement by the holders of the outstanding shares of Common Stock entitled to vote thereon;

     WHEREAS, in order to induce Merger Sub and Investor to enter into this Agreement, as a condition to, and concurrently with the execution of, this Agreement, certain beneficial owners of Common Stock are entering into a voting agreement with Merger Sub and Investor (the "Voting Agreement") in the form attached hereto as Exhibit A;

     WHEREAS, in order to induce Investor to enter into this Agreement, as a condition to, and concurrently with the execution of, this Agreement, certain beneficial owners of Common Stock and certain holders of Company Stock Options (as defined in Section 3.2(d)) are entering into a Contribution and Participation Agreement (the "Contribution Agreement") with Investor, in the form attached hereto as Exhibit B; and

     WHEREAS, concurrently with the execution of this Agreement, the Voting Agreement and the Contribution Agreement, Investor is entering into a voting agreement with the Company (the "Investor Voting Agreement"), in the form attached hereto as Exhibit C, with respect to certain shares of Common Stock which are subject to the Contribution Agreement and for which Investor is being granted a proxy pursuant to the Voting Agreement;

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     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                              THE MERGER; CLOSING

     1.1 The Merger.

          (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code (the "GBCC"), at the Effective Time, Merger Sub shall be merged with and into the Company (the "Merger") and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Georgia.

          (b) Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), the Company and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Georgia in accordance with the GBCC. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Georgia in accordance with the GBCC, or at such later time as may be agreed to by Merger Sub and the Company and specified in the Certificate of Merger in accordance with applicable law. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

     1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in
Article 8, the closing (the "Closing") of the Merger will take place at 10:00 a.m. local time on the second business day immediately following the date on which the last of the conditions set forth in Article 8 hereof is satisfied or waived (the "Closing Date"), at the offices of Powell, Goldstein, Frazer & Murphy LLP, Sixteenth Floor, 191 Peachtree, N.E., Atlanta, Georgia 30303, unless another date, time or place is agreed to in writing by the parties hereto.

                                   ARTICLE 2

                             EFFECTS OF THE MERGER

     2.1 Effects of the Merger. The Merger shall have the effects set forth in the GBCC.

     2.2 Articles of Incorporation; Bylaws. The Articles of Incorporation of the Company as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation but shall be amended, immediately after the filing of the Certificate of Merger, to conform to the Articles of Incorporation of Merger Sub, and shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Articles of Incorporation or by applicable law.

     2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly appointed or elected in accordance with applicable law.

     2.4 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly appointed or elected in accordance with applicable law.

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                                   ARTICLE 3

        EFFECT OF THE MERGER ON SECURITIES OF THE COMPANY AND MERGER SUB

     3.1 Merger Sub Stock. At the Effective Time, by virtue of the Merger, each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and shall become one share of common stock of the Surviving Corporation.

     3.2 Effect on the Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Common Stock:

          (a) Cancellation of Treasury Stock and Merger Sub-Owned Common
     Stock. Each share of Common Stock that is owned by the Company or any subsidiary of the Company and each share of Common Stock that is owned by Merger Sub shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (b) Conversion of the Common Stock. Except as otherwise provided herein and subject to Sections 3.3 and 3.4, at the Effective Time each issued and outstanding share of Common Stock shall be converted into and represent the right to receive cash in the amount of $19.00 (the "Per Share Amount") payable to the holder thereof, without interest.

          (c) Cancellation and Retirement of the Common Stock. All shares of the Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except, other than for shares referred to in Section 3.2(a) and Section 3.4, the right to receive cash in accordance with
     Section 3.2(b) to be paid in consideration therefor upon surrender of such certificate in accordance with Section 3.3.

          (d) Stock Option Plans.

             (i) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, (x) each outstanding option to acquire shares of Common Stock (the "Company Stock Options") granted under any of the Company's 1987 Incentive Stock Option Plan, 1992 Incentive Stock Option Plan, 1997 Stock Incentive Plan, or 2000 Stock Incentive Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (y) each Company Stock Option which is then outstanding shall be canceled and (z) in consideration of such cancellation, and except to the extent that Merger Sub and the holder of any Company Stock Option otherwise agree in writing, the Company (or, at Merger Sub's election, the Surviving Corporation) shall pay in cash to each holder of Company Stock Options an amount in respect thereof equal to the product of (A) the excess, if any, for each Company Stock Option, of the Per Share Amount over the per share exercise price thereof and (B) the number of shares of Common Stock subject thereto (such payment to be net of applicable withholding taxes).

             (ii) (A) The Option Plans, the Company Stock Options and any other plan, program, agreement or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary (collectively, the "Stock Plans") shall terminate as of the Effective Time, and (B) the Company shall ensure that following the Effective Time no holder of a Company Stock Option nor any party to or participant in any of the Stock Plans shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any of their respective subsidiaries.

     3.3 Exchange of Certificates.

          (a) Exchange Agent. Prior to the mailing of the Proxy Statement (as defined in Section 7.1(a)) to the Company's stockholders, Merger Sub shall designate and appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 3.2(b). Immediately following the

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     Effective Time, the Surviving Corporation shall cause the aggregate consideration to which the holders of shares of Common Stock are entitled pursuant to Section 3.2(b) to be deposited (the "Exchange Fund") with the Exchange Agent for the benefit of such holders, for exchange in accordance with this Article 3. The Exchange Agent shall, pursuant to irrevocable instructions, deliver such consideration out of the Exchange Fund to holders of shares of Common Stock in accordance with this Article 3.

          (b) Exchange Procedures. As soon as practicable but no later than three (3) business days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of an outstanding certificate or certificates which prior thereto represented shares of Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificates to such Exchange Agent), and
     (ii) instructions for use in effecting the surrender of the certificates for the aggregate Per Share Amount relating thereto. Upon proper surrender to the Exchange Agent of such certificates for cancellation, the holder of such certificates shall after the Effective Time be entitled only to payment in cash of the aggregate Per Share Amount relating thereto. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of cash as provided in
     Section 3.2(b) and this Section 3.3(b). If a payment of cash pursuant hereto is to be remitted to a name other than that in which the certificate for Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the remittance of cash in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3(b), except as provided in Section 3.4 hereof, each certificate for shares of Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the aggregate Per Share Amount relating thereto. No interest will be paid or will accrue on the aggregate Per Share Amount payable pursuant to this Agreement.

          (c) No Further Ownership Rights in Common Stock. All cash paid pursuant to Section 3.3(b) upon the surrender for exchange of certificates representing shares of Common Stock in accordance with the terms of this
     Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such certificates.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the certificates representing shares of the Common Stock for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the applicable Per Share Amount.

          (e) No Liability. None of Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any cash payable pursuant to Section 3.2(b) would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.4(a)), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

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          (f) Investment of Exchange Fund.  The Exchange Agent shall invest the cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

          (g) Lost Certificates. If any certificate that prior to the Effective Time represented shares of Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Per Share Amount payable pursuant to this Agreement with respect to the shares of Common Stock formerly represented by such certificate.

     3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised dissenter's rights with respect thereto ("Dissenting Common Stock") in accordance with Sections 14-2-1321 and 14-2-1323 of the GBCC, shall not be exchangeable for the right to receive cash pursuant to
Section 3.2(b), and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the fair value of such shares of Dissenting Common Stock in accordance with the provisions of Article 13 of the GBCC unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the GBCC. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the aggregate Per Share Amount relating thereto, without any interest thereon. Notwithstanding anything to the contrary contained in this
Section 3.4, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to Article 13 of the GBCC shall cease. The Company shall give Investor prompt notice of any demands received by the Company for payment for shares of Dissenting Common Stock. The Company shall not, except with the prior written consent of Investor, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Merger Sub and Investor as follows:

     4.1 Corporate Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Significant Subsidiaries (as defined below) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company ("Company Material Adverse Effect"). As used in this Agreement, the term "Material Adverse Effect" means, a material adverse effect on the business, operations or financial condition of such party and its subsidiaries taken as a whole or a material adverse effect on the party's ability to consummate the transactions contemplated hereby; provided, however, that a "Material Adverse Effect" shall not include any of the following or any combination of the following: any change or effect resulting from or attributable to (A) general national, international or regional economic or financial conditions, (B) other developments which are not unique to such party and its subsidiaries, but also affect other persons who engage in the lines of business in which such party or its subsidiaries are engaged, or (C) the announcement or pendency of this Agreement or the transactions contemplated hereby (including, if resulting therefrom, employee attrition and delay, reduction or cancellation or change in the terms of orders or purchases from or other transactions with
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the Company or its subsidiaries). As used in this Agreement, (i) the word
"subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, and (ii) "Significant Subsidiary" has the meaning given such term in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"). The copies of the Articles of Incorporation and Bylaws of the Company (the "Company Articles" and "Company Bylaws"), as most recently filed with the Company's SEC Documents (as hereinafter defined), are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     4.2 Capitalization.

          (a) The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 250,000 shares of preferred stock, no par value per share ("Preferred Stock"), of which 200,000 shares are designated Series A Participating Preferred Stock. At the close of business on September 30, 2000, there were 123,983,208 shares of Common Stock issued and outstanding, no shares of Preferred Stock issued and outstanding, and 5,728,866 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options pursuant to the Option Plans. Except as set forth in Section 4.2(a) of the disclosure schedule of the Company delivered to Merger Sub concurrently herewith (the "Company Disclosure Schedule"), all of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule or pursuant to the Company's Outside Directors Stock Plan, since December 31, 1999, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of Company Stock Options pursuant to the Option Plans. Except as set forth above or in Section 4.2(a) of the Company Disclosure Schedule, as of the date of this Agreement there are not and, as of the Effective Time there will not be, any shares of capital stock issued and outstanding or any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Common Stock (other than the Rights).

          (b) Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Significant Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens") which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. None of the Company's Significant Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Significant Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Significant Subsidiary.

     4.3 Authority.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval with respect to consummation of the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and the Special Committee and, except for obtaining the Company Stockholder Approval with respect to the consummation of the Merger, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and
     (ii) is subject to general principles of equity.

          (b) Each of the Board of Directors of the Company and the Special Committee has approved and taken all corporate action required to be taken by the Board of Directors or the Special Committee for the consummation by the Company of the transactions contemplated by this Agreement.

     4.4 Consents and Approvals; No Violations.

          (a) Except for (i) the consents and approvals set forth in Section 4.4(a) of the Company Disclosure Schedule, (ii) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement,
     (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC, and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any similar requirements of foreign jurisdictions, no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), are necessary for the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (b) Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Articles or Company Bylaws or any of the organizational documents of any of its Significant Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) and the Company Stockholder Approval are duly obtained in accordance with the GBCC, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     4.5 SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms and registration statements with the SEC since January 1, 1998 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the
SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as set forth on Section 4.5 of the Company Disclosure Schedule, since December 31, 1999, neither the Company nor any of its subsidiaries, has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth or reflected on the audited balance sheet of the Company and its subsidiaries as of December 31, 1999 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement,
(iii) as incurred after December 31, 1999 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since December 31, 1999 (the "Recent SEC Documents"), or (v) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.6 Broker's Fees. Neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries, including the Special Committee, has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company (pursuant to an engagement letter, a copy of which has been furnished to Merger Sub and Investor).

     4.7 Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date hereof or as set forth in Section 4.7 of the Company Disclosure Schedule, since December 31, 1999, (a) no events have occurred which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect and (b) the Company and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for such deviations of the Company's business from the ordinary course of business which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

     4.8 Legal Proceedings.

          (a) Except as disclosed in the SEC Documents or in Section 4.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any, and there are no pending legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated hereby, which proceedings, claims, actions, or investigations, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          (b) Except as set forth in the SEC Documents or in Section 4.8 of the Company Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries which, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

     4.9 Compliance with Applicable Law. Except as disclosed in Section 4.9 of the Company Disclosure Schedule, the Company and each of its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of, or has received notice of, any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its subsidiaries, which, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

     4.10 Company Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or in any other document filed with any other Governmental Entity in connection herewith at the respective times filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the shares of Common Stock, and at the time of the Company Stockholders Meeting (as defined in Section 7.1(d) hereof), will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Merger Sub or Investor for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of applicable federal securities law.

     4.11 Opinion of Financial Advisor. The Special Committee has obtained the opinion of Merrill Lynch & Co., dated as of the date of this Agreement and a copy of which has been provided to Merger Sub and Investor, to the effect that, as of the date hereof, the Per Share Amount to be paid to holders of Common Stock (other than holders who are a party to the Contribution Agreement) pursuant to this Agreement is fair from a financial point of view to such holders.

     4.12 Employee Matters. The Company has delivered or made available to Merger Sub full and complete copies or descriptions of each material employment, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the "Company Benefit Plans"). Each of the Company Benefit Plans is in material compliance with all applicable laws including ERISA and the Code except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. The Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination. The liabilities accrued under each such plan are reflected on the latest balance sheet of the Company included in the Recent SEC Documents in accordance with generally accepted accounting principles applied on a consistent basis. No condition exists that is reasonably likely to subject the Company or any of its subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or 4975, 4976, or 4980B of the Code or the loss of a federal tax deduction under Section 280G of the Code or other liability with respect to the Company Benefit Plans that would have a Company Material Adverse Effect and that is not reflected on such balance sheet. There are no pending or to the Company's knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto except where such claims would not reasonably be expected to have a Company Material Adverse Effect. "ERISA Affiliate" means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a "single employer" within the meaning of Section 4001(a)(15) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     4.13 Environmental Matters. Except as set forth on Section 4.13 of the Company Disclosure Schedule, to the knowledge of the Company (a) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities, governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Company or any of its subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, provincial, federal or national environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and Mexico's Ley General del Equilibrium Ecologico y la Proteccion al Ambiente (General Law of Ecological Equilibrium and Environmental Protection) (collectively, "Environmental Laws"), pending or threatened, against the Company or any of its subsidiaries, which liability or obligation would have or would reasonably be expected to have a Company Material Adverse Effect; (b) during or prior to the period of (i) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries' participation in the management of any property, or (iii) its or any of its subsidiaries' holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Company Material Adverse Effect; and (c) neither the Company nor any of its subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Company Material Adverse Effect.

     4.14 Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation known to the Company (after consultation with legal counsel) to apply to the Merger or any other transaction contemplated by this Agreement (including, without limitation, Section 14-2-1111 and Section 14-2-1132 of the GBCC) (collectively, "Takeover Statutes") or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Merger Sub, Investor, the shares of Common Stock, the Merger or any other transaction contemplated by this Agreement.

     4.15 Rights Agreement. The Company has taken all action required so that the entering into of this Agreement, the Voting Agreement, the Contribution Agreement, the Investor Voting Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not enable or require the Rights to be separated from the shares of Common Stock with which the Rights are associated, or to be distributed, exercisable, exercised, or nonredeemable or result in the Rights associated with any Common Stock beneficially owned by Investor or Merger Sub or any of their respective affiliates or associates (as defined in that certain Amended and Restated Rights Agreement, dated as of April 10, 1999, as amended, between the Company and EquiServ Trust Company, N.A. (the "Company Rights Agreement")) to be void or voidable. The Company has delivered to Merger Sub a true and correct copy of the Company Rights Agreement, as amended in accordance with its terms as necessary to render it inapplicable to this Agreement, the Voting Agreement, the Contribution Agreement, the Investor Voting Agreement, the Merger and the other transactions contemplated by this Agreement, the Voting Agreement, the Contribution Agreement and the Investor Voting Agreement.

     4.16 Properties. Except as set forth in Section 4.16 of the Company Disclosure Schedule or disclosed in the Recent SEC Documents and for such matters which would not have a Company Material Adverse Effect, each of the Company and its subsidiaries (i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in such Recent SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except such secured indebtedness as is properly reflected in the latest audited balance sheet included in such Recent SEC Documents, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Recent SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Company's knowledge, the lessor.

     4.17 Tax Returns and Tax Payments. The Company and its subsidiaries have timely filed (or, as to subsidiaries, the Company has filed on behalf of such subsidiaries) all material Tax Returns (as defined below) required to be filed by it, except for such failure that would not result in a Company Material Adverse Effect. The Company and its subsidiaries have paid (or, as to subsidiaries, the Company has paid on behalf of such subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns and has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, except for such Taxes which, if unpaid or unreserved, would not result in a Company Material Adverse Effect. Except as set forth in Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, no claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its Subsidiaries, as the case may be, would result, individually or in the aggregate, in a Company Material Adverse Effect. There are no Liens for Taxes upon the assets of the Company or any Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, that could result in a Company Material Adverse Effect. Except as discussed in Section 4.17 of the Company Disclosure Schedule, no audit of any material Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority. None of the Company or any of its subsidiaries has made an election under Section 341(f) of the Code. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), by contract or otherwise. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, employment, withholding, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used herein, "Code" shall mean the Code and the Treasury Regulations promulgated thereunder.

     4.18 Intellectual Property. Except as set forth in Section 4.18 of the Company Disclosure Schedule, the Company or its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, have not had and are not reasonably likely in the future to have a Company Material Adverse Effect. All patents, registered trademarks and service marks and registered copyrights held by the Company or its subsidiaries are subsisting and in force except where failure to be subsisting and in force would not likely cause a Company Material Adverse Effect.

     4.19 Board and Special Committee Recommendations. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office),
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the Common Stock approve this Agreement and the transactions contemplated herein, including the Merger. The special committee of independent directors of the Board of Directors of the Company (the "Special Committee") has, by unanimous vote, determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the stockholders and approved this Agreement and the transactions contemplated hereby, including the Merger.

     4.20 Required Vote. The Company Stockholder Approval, being the affirmative vote of a majority of the votes entitled to be cast by holders of the outstanding shares of Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.

                                   ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF
                            MERGER SUB AND INVESTOR

     Merger Sub and Investor jointly and severally represent and warrant to the Company as follows:

     5.1 Corporate Organization. Each of Merger Sub and Investor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Merger Sub and Investor is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect on Merger Sub or Investor, as applicable.

     5.2 Authority. Each of Merger Sub and Investor has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub and Investor of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their Boards of Directors and by Investor as the sole stockholder of Merger Sub and no other corporate action on the part of Merger Sub or Investor is necessary to authorize the execution and delivery by Merger Sub and Investor of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and Investor, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Merger Sub and Investor, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     5.3 Consents and Approvals; No Violation.

        (a) Except for (i) the filing with the SEC of the Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia pursuant to the GBCC, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and any similar requirements of foreign jurisdictions, and the Securities Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by each of Merger Sub and Investor of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on Merger Sub or Investor, respectively.

        (b) Neither the execution and delivery of this Agreement by Merger Sub or Investor, nor the consummation by Merger Sub or Investor of the transactions contemplated hereby, nor compliance by Merger Sub or Investor with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Merger Sub or Investor, or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3(a) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Merger Sub or Investor or any of their respective subsidiaries, properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Merger Sub or Investor or any of their respective subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Merger Sub or Investor or any of their respective subsidiaries is a party, or by which Merger Sub or Investor or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merger Sub or Investor, respectively.

     5.4 Broker's Fees. Neither Investor nor any subsidiary of Investor nor any of their respective officers or directors on behalf of Investor or such subsidiaries has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

     5.5 Merger Sub's Operation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     5.6 Merger Sub and Investor Information. None of the information supplied or to be supplied by Merger Sub or Investor for inclusion or incorporation by reference in the Proxy Statement or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Common Stock and at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

     5.7 Financing. Merger Sub and Investor have each entered into the Contribution Agreement with the other investors named therein, dated as of the date of this Agreement, pursuant to which the Investor and such other investors have agreed, on the terms and subject to the conditions contained therein, to provide consideration sufficient to pay pursuant to the Merger for all outstanding shares of Common Stock other than shares of Common Stock to be cancelled pursuant to Section 3.2(a). A true and correct copy of the Contribution Agreement has been provided to the Company. Investor has sufficient funds to enable it to perform its obligations under the Contribution Agreement.

     5.8 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding and owned beneficially and of record by Investor free and clear of any liens. All of the issued and outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

     5.9 Stock Ownership. As of the date of this Agreement, except (i) for shares of Common Stock that Merger Sub may be deemed to own pursuant to the Contribution Agreement and (ii) as set forth in Section 5.9 of the disclosure schedule of Merger Sub and Investor delivered to the Company concurrently herewith, neither Merger Sub nor Investor beneficially owns any shares of Common Stock.

                                   ARTICLE 6

                                   COVENANTS

     6.1 Conduct of Businesses Prior to the Effective Time. Except as set forth in Section 6.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Investor otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Investor:

          (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof, other than pursuant to the exercise of Company Stock Options outstanding as of the date hereof;
     (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or
     (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, except for quarterly cash dividends in the amount of $0.05 per share, consistent with past practice, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

          (b) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its subsidiaries;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person that is material to the Company and its subsidiaries, taken as a whole, except in each case (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

          (d) make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof, or, other than in the ordinary course of business consistent with past practice, purchase or enter into any agreement to purchase equipment, materials, supplies, or services for an amount that is material to the Company and its subsidiaries, taken as a whole;

          (e) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

          (f) amend the Company Articles or the Company Bylaws or similar governing documents;

          (g) change any material accounting principle used by it, except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules or regulations of the SEC promulgated following the date hereof;

          (h) take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article 8 not being satisfied;

          (i) except in the ordinary course of business and consistent with past practice, make any tax election or settle or compromise any federal, state, local or foreign income tax liability;

          (j) waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party; or

          (k) make any commitment to take any of the actions prohibited by this
     Section 6.1.

                                   ARTICLE 7

                             ADDITIONAL AGREEMENTS

     7.1 Preparation of the Proxy Statement; Stockholder Meeting.

          (a) Promptly following the date of this Agreement, the Company shall prepare, in consultation with Investor, and file with the SEC a Proxy Statement on Schedule 14A (the "Proxy Statement"). The Company shall use all reasonable efforts to respond to comments from the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. The Company shall not mail, amend, or supplement the Proxy Statement unless the Proxy Statement or any amendment or supplement thereof is satisfactory in content to Investor in the exercise of its reasonable judgment. The Proxy Statement shall comply with Rule 13e-3 of the Exchange Act.

          (b) Promptly following the date of this Agreement, Investor and the Company shall file with the SEC, and shall use all reasonable efforts to cause any of their respective affiliates engaging in this transaction to file with the SEC, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3 Transaction Statement") with respect to the Merger. Each of the parties hereto agrees to use all reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3 Transaction Statement. The Schedule 13E-3 Transaction Statement shall be filed with the SEC concurrently with the filing of the Proxy Statement.

          (c) Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 Transaction Statement if and to the extent that such information is or shall have become incomplete, false or misleading.

          (d) The Company will, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company will, through its Board of Directors and the Special Committee, recommend to its stockholders approval of the foregoing matters, as set forth in Section 4.19. Such recommendation, together with a copy of the opinion referred to in Section 4.11, shall be included in the Proxy Statement. The Company will use reasonable efforts to hold such meeting as soon as practicable after the date hereof.

          (e) The Company will cause its transfer agent to make stock transfer records relating to the Company available to Investor, Merger Sub and the Exchange Agent to the extent reasonably necessary to effectuate the intent of this Agreement.

     7.2 Indemnification.

          (a) The Surviving Corporation shall indemnify, defend, protect and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the

     Effective Time, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that such indemnification shall only be to the fullest extent a corporation is permitted under the GBCC to indemnify its own directors and officers. To the extent the Surviving Corporation is unable to satisfy such obligation to indemnify the Indemnified Parties or is restricted from indemnifying the Indemnified Parties pursuant to the foregoing proviso, Investor shall indemnify, defend, protect and hold harmless each of the Indemnified Parties against all Indemnified Liabilities on the same basis set forth in the foregoing clauses (i) and
     (ii), provided, however, that such indemnification shall not be applicable to any claims made against the Indemnified Parties (A) arising out of, based upon or attributable to the gaining in fact of any personal profit or advantage to which they were not legally entitled or (B) arising out of, based upon or attributable to the committing in fact of any criminal or deliberate fraudulent act.

          (b) Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation and Investor, (ii) the Surviving Corporation (and, if applicable, Investor) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as such statements therefor are received; and (iii) the Surviving Corporation (and, if applicable, Investor) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation (and, if applicable, Investor) shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 7.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation and Investor (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this
     Section 7.2 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Corporation and Investor the undertaking contemplated by Section 14-2-853(a)(2) of the GBCC. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (c) Subject to applicable law, the Company Articles and Company Bylaws shall not be amended, including by operation of Section 2.2, in a manner which adversely affects the rights of the Indemnified Parties under any provisions regarding indemnification or exculpation from liability set forth therein or in this Section 7.2. All rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified Parties as in effect on the date hereof with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) shall survive the Merger and continue in full force and effect.

          (d) If the Surviving Corporation or any of its successors or assigns
     (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.2.

          (e) The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     7.3 Expenses. Except as specifically contemplated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     7.4 No Solicitation.

          (a) The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, prior to obtaining the Company Stockholder Approval and following the receipt of a Superior Proposal (as hereinafter defined), or a proposal which is reasonably expected to lead to a Superior Proposal, that was made (and not solicited) after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Board of Directors of the Company (or any special committee thereof to which such responsibility shall have been properly delegated in accordance with the requirements of applicable law) determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 7.4(c), (x) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (i) such confidentiality agreement must include a provision prohibiting solicitation of key employees of the Company or its subsidiaries, such provision lasting at least one year, and may not include any provision calling for an exclusive right to negotiate with the Company and (ii) the Company advises Investor of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (y) participate in negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any affiliate, director or investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 7.4(a) by the Company.

          (b) Except as expressly permitted in this Section 7.4, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Merger Sub and/or Investor, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement and the transactions contemplated hereby, including the Merger, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to obtaining the Company Stockholder Approval the Board of Directors of the Company (or any special committee thereof to which such responsibility shall have been properly delegated in accordance with the requirements of applicable law) determines in good faith, in response to a Superior Proposal that was made (and not solicited) after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company and the Special Committee may (subject to this and the following sentences and to compliance with Section 7.4(a)) (x) withdraw or modify its approval, determination, or recommendation of this Agreement and the transactions contemplated hereby, including the Merger, or (y) approve, determine to be advisable, or recommend a Superior Proposal, provided, however, that any actions described in clause (y) may be taken only at a time that is after the second business day following Investor's receipt of written notice from the Company advising Investor that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Board of Directors of the Company (or special committee thereof, if applicable) of what action referred to in clause (y) the Board of Directors of the Company (or special committee thereof, if applicable) has determined to take.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 7.4, the Company shall promptly advise Investor orally and in writing of any request for confidential information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Investor reasonably informed of the status and details of any such request or Takeover Proposal.

          (d) Nothing contained in this Section 7.4 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 7.4(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation with respect to the Merger and the other transactions contemplated by this Agreement or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

          (e) For purposes of this Agreement:

             (i) "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Investor and its subsidiaries, affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its subsidiaries or 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

             (ii) For purposes of this Agreement, a "Superior Proposal" means a bona fide written offer from any person (other than Investor and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Significant Subsidiaries or 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person (other than Investor and its subsidiaries, affiliates and representatives) beneficially owning 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, (A) which provides for consideration on a per share basis to the stockholders of the Company with a value (taking into account, among other things, the likelihood of such offer resulting in a consummated transaction) exceeding the Per Share Amount, (B) which, considering all relevant factors, is more favorable to the Company and its stockholders than the Merger, and (C) for which the third party has demonstrated that financing is likely to be obtained, in each case as determined by the Board of Directors in its good faith judgment (based on the advice of independent financial advisors and outside counsel). Any Superior Proposal is a Takeover Proposal.

     7.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Investor and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Investor or Merger Sub nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party wanting to make such release.

     7.6 Notification of Certain Matters. The Company shall give prompt notice to Investor, and Investor shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, on the one hand, or Merger Sub or Investor, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.7 Contribution Agreement. Merger Sub and Investor agree that they will not, without the prior consent of the Company, enter into any amendment to, or modification or waiver of, the Contribution Agreement if such amendment, modification or waiver would (i) reduce the value of the consideration (cash and shares of Common Stock with such shares valued for this purpose at $19.00 per share) committed under the Contribution Agreement, (ii) add additional conditions to the consummation of the transactions contemplated by the Contribution Agreement or (iii) have a material adverse effect on the consummation of the Merger. Merger Sub and Investor shall enforce to the fullest extent permitted under applicable law, the provisions of the Contribution Agreement, including but not limited to obtaining injunctions to enforce specifically the terms and provisions thereof in any court having jurisdiction. Merger Sub and Investor shall use all reasonable efforts to fulfill all of their obligations under the Contribution Agreement and to cause all conditions to funding under the Contribution Agreement (other than conditions to funding that are conditions to consummation of the Merger under this Agreement) to be fulfilled as promptly as reasonably practicable. Merger Sub and Investor shall give the Company prompt written notice of (i) any material breach or threatened material breach by any party of the terms or provisions of the Contribution Agreement, or (ii) any termination or threatened termination of the Contribution Agreement. Investor agrees that, subject to the fulfillment of the conditions set forth in Sections 8.1 and 8.3 of the Contribution Agreement (including, without limitation, the satisfaction of the Minimum Contribution Requirement, as such term is defined in the Contribution Agreement), Investor shall contribute to Merger Sub the amount of cash and shares of Common Stock specified on Schedule A to the Contribution Agreement.

     7.8 Access to Information.

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Merger Sub and Investor, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Merger Sub and Investor (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.

          (b) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

          (c) The information provided pursuant to Section 7.8(a) will be used solely for the purpose of the transactions contemplated hereby, and unless and until the Merger is consummated, such information will be kept secret and confidential by Merger Sub and Investor, except that the information provided pursuant to Section 7.8(a) or portions thereof may be disclosed to those of Merger Sub's and Investor's or their affiliates' directors, officers, employees, agents and advisors (collectively, the "Representatives") who (a) need to know such information for the purpose of the transactions contemplated hereby, (b) shall be advised by Merger Sub or Investor, as the case may be, of this provision,
     (c) agree to hold the information provided pursuant to Section 7.8(a) as secret and confidential and (d) agree with Merger Sub and Investor to be bound by the provisions hereof. Merger Sub and Investor jointly agree to be responsible for any breach of this section by any of their Representatives. If this Agreement is terminated, Investor shall, and shall cause Merger Sub and each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to Section 7.8(a).

     7.9 Further Assurances.

          (a) Subject to the terms and conditions of this Agreement, each of Investor and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and
     (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Investor or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

          (b) Subject to the terms and conditions of this Agreement, each of Investor and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

     7.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Surviving Corporation.

     7.11 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the parties hereto and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     7.12 Employee Benefits. Merger Sub agrees that, for a minimum period of two (2) years following the Effective Time, the employees of the Surviving Corporation will continue to be provided with employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Surviving Corporation) which in the aggregate are substantially comparable to those currently provided by the Company to such employees.

                                   ARTICLE 8

                              CONDITIONS PRECEDENT

     8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

          (d) Foreign Government Consents. If required to be obtained under applicable law prior to the consummation of the Merger, the consent or approval of any Government Entity in any foreign jurisdiction shall have been received.

     8.2 Conditions to Obligation of Merger Sub. The obligation of Merger Sub to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct, unless the failure of such representations and warranties to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (ignoring, for purposes of this Section 8.2(a), any materiality standard expressly included in such representations or warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Investor and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Merger Sub and Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Consents, etc. Investor and Merger Sub shall have received evidence, in form and substance reasonably satisfactory to them, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, other than where the failure to so obtain any such licenses, permits, consents, approvals, authorizations, qualifications or orders would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (d) Dissenters' Rights. The aggregate number of shares of Dissenting Common Stock at the Effective Time of the Merger shall not equal 10% or more of the shares of Common Stock outstanding as of the record date for the meeting of stockholders of the Company to vote on the Merger.

          (e) Legal Opinion. Investor and Merger Sub shall have received the opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to the Company, in form and substance customary for transactions of this type and reasonably satisfactory to Investor and Merger Sub, dated as of the Closing Date, as to the authorization, validity and enforceability of this Agreement with respect to the Company.

          (f) Contribution Agreement. The closing of the transactions under the Contribution Agreement shall have occurred.

     8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of each of Merger Sub and Investor set forth in this Agreement shall be true and correct, unless the failure of such representations and warranties to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub or Investor, respectively (ignoring, for purposes of this Section 8.3(a), any materiality standard expressly included in such representations or warranties), as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties which are made as of a particular date, which shall be true and correct (subject to the above qualification) as of such date). The Company shall have received a certificates signed on behalf of each of Merger Sub and Investor by the chief executive officer and the chief financial officer of each of Merger Sub and Investor to such effect.

          (b) Performance of Obligations of Merger Sub and Investor. Each of Merger Sub and Investor shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of each of Merger Sub and Investor by the chief executive officer and the chief financial officer of each of Merger Sub and Investor to such effect.

          (c) Legal Opinion. The Company shall have received the opinion of Munger Tolles & Olson LLP, counsel to Merger Sub and Investor, in form and substance customary for transactions of this type and reasonably satisfactory to the Company, dated as of the Closing Date, as to the authorization, validity and enforceability of this Agreement with respect to Merger Sub and Investor.

                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval:

          (a) by mutual written consent of Investor and the Company; or

          (b) by either Investor or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by either Investor or the Company if the Merger shall not have been consummated on or before March 31, 2001 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective
     Time); or

          (d) by either Investor or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

          (e) by Investor, if (i) the Board of Directors of the Company shall have (A) withdrawn, modified or amended, or proposed publicly to withdraw, modify or amend, in a manner adverse to Investor or Merger Sub, its approval or recommendation of this Agreement or the Merger, or failed to reconfirm its recommendation within five (5) business days after a written request to do so, (B) failed to include in the Proxy Statement such recommendation, or (C) approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal from a person other than Merger Sub or Investor, (ii) the Company shall have failed as soon as practicable (after receipt of all necessary information from Merger Sub and Investor) to mail the Proxy Statement, containing the recommendation by the Board of Directors of the Company of this Agreement and the Merger, to its stockholders, (iii) the Special

     Committee shall have withdrawn, or proposed publicly to withdraw, in a manner adverse to Merger Sub or Investor, its approval of this Agreement or the Merger; or (iv) (x) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and (y) the Company shall not have rejected such proposal within 10 business days of the earlier of its receipt or the date its existence first becomes publicly disclosed; or

          (f) by the Company, if it concurrently enters into a definitive agreement providing for a Superior Proposal entered into in accordance with
     Section 7.4(b); or

          (g) by Investor, if any of the conditions set forth in Section 8.2 shall fail to be met and any such failure that is reasonably capable of being cured has not been cured by the date specified in Section 9.1(c); or

          (h) by the Company, if any of the conditions set forth in Section 8.3 shall fail to be met and any such failure that is reasonably capable of being cured has not been cured by the date specified in Section 9.1(c).

     9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Investor as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Investor, Merger Sub or the Company, other than pursuant to the provisions of Section 7.3. Nothing contained in this Section shall, however, relieve any party of liability for any breach of the representations, warranties, covenants or agreements set forth in this Agreement prior to any such termination.

     9.3 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     9.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE 10

                               GENERAL PROVISIONS

     10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     10.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when received if delivered personally, on the next business day if sent by overnight courier for next business day delivery (providing proof of delivery), when confirmation is received, if sent by facsimile or in 5 business days if sent by U.S. registered or certified mail, postage prepaid

(return receipt requested) to the other parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Investor or Merger Sub, to:

           Berkshire Hathaway Inc.
           1440 Kiewit Plaza
           Omaha, Nebraska 68131
           Attn: Warren E. Buffett
           Facsimile No. (402) 346-3375

           with a copy to:

           Munger, Tolles & Olson LLP
           355 South Grand Avenue
           Los Angeles, California 90071
           Attn: Robert E. Denham
           Facsimile No. (213) 687-3702

        (b) if to the Company, to:

           Shaw Industries, Inc.
           616 East Walnut Avenue
           Dalton, Georgia 30722
           Attn: Robert E. Shaw
           Facsimile No. (706) 275-1985

           and

           Special Committee of the Board of Directors
           c/o Shaw Industries, Inc.
           616 East Walnut Avenue
           Dalton, Georgia 30722
           Facsimile No. (706) 275-1985

           with copies to:

           Shaw Industries, Inc.
           616 East Walnut Avenue
           Dalton, Georgia 30722
           Attn: General Counsel
           Facsimile No. (706) 275-1985

           Powell, Goldstein, Frazer & Murphy LLP
           Sixteenth Floor
           191 Peachtree Street, N.E.
           Atlanta, Georgia 30303
           Attn: G. William Speer
           Facsimile No. (404) 572-6999

           and

           Winston & Strawn
           35 West Wacker Drive
           Chicago, Illinois 60601
           Attn: Terrence R. Brady
           Facsimile No. (312) 558-5626

      10.3 Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; and

          (b) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     10.4 Interpretation. A reference made in this Agreement to an Article, Section, Exhibit or Schedule, shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     10.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Except as provided in Section 7.2, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

     10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Georgia or of the United States located in the State of Georgia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party agrees (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court and (b) it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than any such court.

     10.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto.

     IN WITNESS WHEREOF, Merger Sub, the Company, and Investor have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                          SII ACQUISITION, INC.

                                          By: /s/ MARC D. HAMBURG
                                          --------------------------------------

                                          Its: Vice President
                                          --------------------------------------

                                          SHAW INDUSTRIES, INC.

                                          By: /s/ ROBERT E. SHAW
                                          --------------------------------------

                                          Its: Chairman and CEO
                                          --------------------------------------

                                          BERKSHIRE HATHAWAY INC.

                                          By: /s/ MARC D. HAMBURG
                                          --------------------------------------

                                          Its: Vice President
                                          --------------------------------------